UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 4, 2014 (August 29, 2014)

ITUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-11254	11-2622630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Walt Whitman Road, Melville, NY	11747
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (631) 549-5900

CopyTele, Inc.

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 2, 2014, CopyTele, Inc. (the “Company”) changed its name to “ITUS Corporation” (the “Name Change”). The Name Change, which was effective as of 9:00 A.M. Eastern Standard Time on September 2, 2014, was accomplished pursuant to a Certificate of Amendment (the “Certificate of Amendment”) to the Company’s Certificate of Incorporation, as amended, filed with the Secretary of State of Delaware on August 28, 2014. The Name Change was approved by the Company’s Board of Directors on May 28, 2014 and was subsequently approved by the Company’s stockholders at the Annual Meeting of Stockholders on August 8, 2014. The Company’s common stock continues to trade on the OTCQB marketplace under ITUS Corporation and the new stock symbol is “ITUS.”

The Name Change reflects the Company’s change in its business operations. From inception through the end of the Company’s 2012 fiscal year, the Company’s primary operations involved licensing in connection with the development, manufacturing, and marketing of products based on the Company’s patented display and encryption technologies only. However, since then, the Company’s primary operations include the development, acquisition, licensing, and enforcement of patented technologies in several different fields that are either owned or controlled by the Company or one of our wholly owned subsidiaries. The Name Change better aligns the Company’s corporate name with its current business and mission to develop, acquire, license and enforce of patented technologies that are either owned or controlled by the Company or one of its wholly owned subsidiaries.

A copy of the Certificate of Amendment is attached as Exhibit 3.1 hereto and incorporated by reference herein.

Item 1.02

Termination of a Material Definitive Agreement.

On August 29, 2014, the Company and CopyTele International Ltd., a wholly-owned subsidiary of the Company (the “Subsidiary”), terminated their business relationship (the “Business Relationship”) with Videocon Industries Limited (“Videocon”) and Mars Overseas Limited, an affiliate of Videocon (“Mars” and together with the Company, the Subsidiary and Videocon, the “Parties”).  The Business Relationship began in November 2007 and related to a proposed joint development effort between the Company and Videocon to develop a certain Nano Field Emission Display technology (the “Technology”). In connection with the proposed joint venture, (i) the Company granted a non-transferable, worldwide license issued to Videocon for the Technology (the “License”), (ii) the Subsidiary made a $5 million dollar loan to Mars (the “Subsidiary Loan”), (iii) Mars made an identical $5 million dollar loan to the Subsidiary (the “Mars Loan” and together with the Subsidiary Loan, the “Loans”), (iv) the Company sold to Mars 20 million shares of the Company’s common stock (the “Shares”) and (v) Global EPC Ventures Limited sold to the Company 1,495,845 global depository receipts of Videocon (the “GDRs”). The Shares and GDRs were subsequently used to secure the Loans.

Because Videocon was unable to continue with its joint development responsibilities, the Technology was not jointly developed by the Parties, and Videocon introduced the Company to AU Optronics Corp. to jointly develop the Technology with the Company. Because the Company entered into a separate agreement with AU Optronics Corp. to jointly develop the Technology, the Business Relationship with Videocon became immaterial to the Company. Accordingly, the Company and Videocon agreed to terminate the Business Relationship. In order to terminate the Business Relationship, the Parties entered into several agreements whereby: (i) the License was terminated, (ii) both of the Loans were canceled and (iii) the Shares and GDRs were exchanged for each other (collectively, the “Termination Transactions”). The result of these Termination Transactions was to undo the initial transactions between the Parties that set forth the Business Relationship. Aside from this business relationship there is no other material relationship between the Parties. The Company did not incur any material early termination penalties. As a result of the Termination Transactions, there was a positive adjustment to the Company shareholders’ equity of approximately $850,000.

On September 3, 2014, the Company issued a press release announcing the termination of the Business Relationship with Videocon. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 8.01 Other Events.

On September 3, 2014, the Company issued a press release announcing that that the U.S. District Court for the Eastern District of Texas, opining in a lawsuit brought by the Company against several domestic airlines, deemed that the subject matter covered by two of the Company’s patents held by its affiliate, Loyalty Conversion Systems Corporation, are not patentable, therefore rendering both patents invalid. We do not expect this decision to have a significant impact on our ongoing operations.  A copy of the press release is attached as Exhibit 99.2 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

3.1	Certificate of Amendment effective on September 2, 2014
99.1	Press Release dated September 3, 2014, regarding termination of business relationship
99.2	Press Release dated September 3, 2014, regarding Court Decision

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 4, 2014

COPYTELE, INC.

By:/s/ Robert A. Berman

       Name: Robert A. Berman

       Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.

Description

3.1	Certificate of Amendment effective on September 2, 2014
99.1	Press Release dated September 3, 2014, regarding termination of business relationship
99.2	Press Release dated September 3, 2014, regarding Court Decision